Exhibit 99.1

Tel: 214-969-7007	700 North Pearl,
Fax: 214-953-0722	Suite 2000
www.bdo.com	Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

Ericsson US 401(k) Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 29, 2015, relating to the financial statements and supplemental schedule of the Ericsson US 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2014.

Dallas, Texas

June 29, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.